INSIDER TRADING
Employees and Access Persons shall not disclose or use confidential information or MNPI in violation of applicable law or in breach of a duty of confidentiality. In particular, you shall comply with the requirements and restrictions set forth in Section 10(b) of the Exchange Act and Rule 10b-5 under the Exchange Act the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”), common law with regard to transactions in securities and any other applicable U.S. (federal or state) or non-U.S. securities laws. Unless otherwise indicated, this Policy applies not only to transactions in traditional securities, but also to transactions in derivatives, loans and other financial products.
In addition, Employees and Access Persons must comply with the procedures set out in this Policy. Failure to comply with this Policy and related procedures may result in disciplinary action, even if the Employee or Access Person has not violated any law.
The provisions below summarize the requirements pursuant to U.S. insider trading law. You should be mindful that transacting in non-U.S. jurisdictions or in non-U.S. instruments may implicate non-U.S. laws, which may be different from U.S. law, and Oak Hill Advisors, L.P.’s affiliated investment advisors will be subject to the laws and regulations of certain other non-U.S. jurisdictions. For more information on the rules in non-U.S. jurisdictions, please refer to the appropriate compliance policies and procedures or discuss with the Compliance Group.
A.What is Insider Trading?
In the United States, even though the concepts of insider trading derive from the federal securities laws, the elements of insider trading are not explicitly defined in statute. As a general matter, in the United States, “insider trading” refers to the trading of securities on the basis of MNPI in breach of a duty (whether or not one is an insider, as defined below) or to the wrongful communication, or tipping, of MNPI to others. The following non-exhaustive list of examples often are considered to constitute insider trading:
Trading by an insider while in possession of MNPI;
Trading by a non-insider while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;
Trading while in possession of MNPI concerning a tender offer (as detailed in Rule 14e-3 under the Exchange Act); and
Wrongfully communicating, or tipping, MNPI to others.
“On the Basis of”
In general, the U.S. federal securities laws provide that a purchase or sale of an issuer’s security is made “on the basis of” MNPI if the person making the purchase or sale was aware of the MNPI at the time of the transaction (even if the information did not expressly factor into the trade decision). However, there may be certain circumstances, or affirmative defenses, under which a person is not deemed to be trading “on the basis of” MNPI. Where reference is made to awareness of or taking access to information by OHA, please be aware that there may be a presumptive attribution of the awareness or access to each Employee or Access Person.
Who is an Insider?
The concept of “insider” is broad. It includes officers, directors, trustees, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and other financing sources, and the employees of those organizations. According to the U.S. Supreme Court, for someone to be considered a temporary insider, the company must expect the outsider to keep the non-public information that has been disclosed to the outsider confidential and the relationship must at least imply such a duty.
Legal Sanctions and other Penalties for Insider Trading
Legal sanctions and other penalties for insider trading are severe, both for the individuals involved as well as for their employers. An insider or employer can be subject to various criminal and/or civil sanctions and penalties, even if he or she does not personally benefit from the violation. Potential sanctions and penalties may include, but are not limited to:
Jail sentences;
Civil injunctions;
Civil damages;
Disgorgement of profits;
Criminal fines;
Restitution;
Bars from participating as an investment professional; and
Fines for the employer or other controlling person.
Firm Liability
In addition, investment advisors may be subject to substantial monetary penalties for a failure to supervise if their employees engage in insider trading. In connection with this violation, the SEC or other regulatory authority must establish that the firm either:
Knew or recklessly disregarded evidence that an officer or other “controlled person” was likely to engage in insider trading and failed to take appropriate steps to prevent it; or

Knowingly or recklessly failed to establish, maintain or enforce written policies and procedures designed to prevent insider trading, and such failures substantially contributed to or permitted the occurrence of the violation.
In this regard, Section 204A of the Advisers Act requires investment advisors to establish, maintain and enforce written supervisory procedures reasonably designed (taking into account the nature of the investment advisor’s business) to prevent the misuse of MNPI by the advisor and its employees. An advisor’s failure to comply with these requirements could result in penalties. Additionally, claims or enforcement actions that involve allegations of insider trading, regardless of ultimate outcome, can and have caused severe reputational damage to individuals, investment advisors and other market participants.
RESTRICTIONS FOR A REGULATED FUND
These requirements apply only to Employees and Access Persons of any Regulated Fund that adopts this Policy, and not to Employees or Access Persons of any other OHA client entity.
A.Regulated Fund-Specific Trading and Disclosure Restrictions
Employees and Access Persons are prohibited from (i) disclosing information about securities of Regulated Funds and (ii) effecting transactions in securities of a Regulated Fund, including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust or any other transfer (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Exchange Act), unless such disclosure or transaction (a) would not violate applicable law, rules, regulations and contractual provisions, as determined by the Chief Compliance Officer of the Regulated Fund, and (b) has been approved by the Chief Compliance officer of the Regulated Fund in advance in writing.
Employees, Access Persons and the Regulated Fund Independent Directors, must request pre-approval in the manner set forth in the Code of Ethics and Personal Trading Policy.
B.Regulated Fund Dividend Reinvestment Plan
If an Employee or Access Person participates in the Regulated Fund’s dividend reinvestment plan (“DRIP”), the actual purchases of Regulated Fund securities under the DRIP resulting from the automatic reinvestment of dividends paid on the Regulated Fund securities do not require pre-approval or reporting. However, an Employee’s or Access Person’s election to participate in the DRIP, or to increase his or her level of participation in the DRIP, would be subject to this Policy, including its applicable black-out periods (as set forth below). The Policy also applies to an Employee’s or Access Person’s sale of any securities of the Regulated Fund purchased pursuant to the DRIP.
C.Additional Limitations on Trading in Regulated Fund Securities
Short-Term Trading
Employees and Access Persons are subject to the short-term trading restrictions set forth in the Code of Ethics and Personal Trading Policy with respect to trading in the Regulated Fund securities. In addition, Section 16(b) of the Exchange Act imposes short-swing profit restrictions on the purchase or sale of the Regulated Fund securities by its officers and directors and certain other persons. See the Regulated Fund’s Section 16 Policy.

Short Sales
Short sales of the Regulated Fund securities indicate an expectation on the part of the seller that the securities will decline in value, and could signal to the market that the seller has no confidence in the Regulated Fund or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Regulated Fund’s performance. For these reasons, Employees and Access Persons may not engage in short sales of the Regulated Fund securities. In addition, Section 16(c) of the Exchange Act prohibits officers and directors, and certain other persons, from engaging in short sales.
Options
A transaction in options, puts, calls or other derivative securities is, in effect, a bet on the short-term movement of the Regulated Fund’s stock and can create the appearance that an Employee or Access Person is trading based on inside information. Transactions of this sort also may unduly focus such person on the Regulated Fund’s short-term performance instead of the Regulated Fund’s long-term business objectives. Accordingly, an Employee or Access Person may not enter into any transactions involving options, puts, calls or other derivative securities of the Regulated Fund’s securities, on an exchange or in any other organized market. Option positions arising from certain types of hedging transactions are addressed below in Hedging Transactions.
Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as other shareholders. Therefore, the Regulated Fund strongly discourages any Employee or Access Person from engaging in such transactions with respect to the Regulated Fund securities. In this regard, any Employee or Access Person wishing to enter into such an arrangement must first seek pre-approval of the proposed transaction from the Chief Compliance Officer of the Regulated Fund.
Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Employees and Access Persons should seek pre-approval from the Compliance Group prior to placing the

Regulated Fund securities in a margin account or pledging the Regulated Fund securities as collateral for a loan.
D.Blackout Periods
Quarterly Blackout Periods
The Regulated Fund’s announcement of its quarterly financial results has the potential to have a material effect on the market for the Regulated Fund securities. To avoid the appearance of trading while aware of MNPI, Employees and Access Persons shall not be pre-approved to trade in the Regulated Fund securities during the period beginning as of the close of markets on the last day of the Regulated Fund’s fiscal quarter and ending as of the close of markets on the first full business day following the earlier of: (i) the Regulated Fund’s release of its quarterly or annual earnings, as applicable, or its analyst conference call, or (ii) the filing of the Regulated Fund’s quarterly or annual report, as applicable. All Employees and Access Persons are subject to these quarterly blackout periods.
Event-specific Blackout Periods
From time to time, Employees or Access Persons may learn about an event that is material to the Regulated Fund and is not generally known. So long as information about the event is material and non-public, no Employees or Access Persons may trade in the Regulated Fund securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout may not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-approval requests permission to trade in the Regulated Fund securities during an event-specific blackout, the Chief Compliance Officer of the Regulated Fund will inform the requester of the existence of a blackout period. The Chief Compliance Officer of the Regulated Fund is not required to disclose the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.
E.Independent Directors of the Regulated Fund
Independent Directors of the Regulated Fund are responsible for submitting to the Chief Compliance Officer of the Regulated Fund, in writing (e-mail is permitted), pre-approval requests to trade in Regulated Fund securities, or to enter into trading plans with respect to the Regulated Fund securities pursuant to Rule 10b5-1. Requests for pre-approval, and transaction reporting, should be made as described in the Code of Ethics and Personal Trading Policy. The Chief Compliance Officer of the Regulated Fund will then assist Independent Directors in completing the required SEC filings pursuant to the Regulated Fund’s Section 16 Policy.
Independent Directors shall be asked to certify upon becoming an Independent Director, and each time this Policy is amended in a material manner, that they have read and understand this Policy and that they agree to comply with it. The failure of an Independent Director to read and/or sign this acknowledgment in no way relieves such Independent Director of the responsibility to comply with the Policy.

A form for this purpose is appended as Exhibit A hereto.